EXHIBIT (a)(22)

Advanced Semiconductor Engineering, Inc.

FOR IMMEDIATE RELEASE

IR Contact:

Iris Wu, Manager irissh_wu@aseglobal.com Tel: +886.2.6636.5678 http://www.aseglobal.com

Satisfaction of the Minimum Condition of ASE’s Tender Offers

for SPIL’s Common Shares and ADSs

Taipei, Taiwan, R.O.C., September 18, 2015 — In connection with the offer to purchase, for cash, up to 779,000,000 common shares (“Common Shares”) of Siliconware Precision Industries Co., Ltd. (“SPIL”), including those represented by American depositary shares (“ADSs”) by Advanced Semiconductor Engineering, Inc. (TAIEX: 2311, NYSE: ASX) (“ASE” or “we” ), through concurrent tender offers in the United States (the “U.S. Offer”) and in the Republic of China (the “ROC Offer”), ASE announced today that as of 10 a.m. Taiwan time today, the number of Common Shares tendered in the ROC Offer has reached 156,546,720, exceeding 155,818,056 Common Shares (representing approximately 5% of the issued and outstanding share capital of SPIL), which satisfied the minimum condition of the ROC Offer and the US Offer. As the minimum condition has been satisfied, subject to and in accordance with the terms of the ROC Offer and the U.S. Offer, ASE will pay NT$45 per Common Share and NT$225 per ADS payable in the equivalent amount of U.S. dollars on or before September 30, 2015.

The ROC Offer will expire at 3:30 p.m. on September 22, 2015, Taiwan time. The U.S. tender offer will expire at 1:30 a.m. on September 22, 2015, New York time. We urge holders of SPIL shareholders who would like to participate in the tender offers to tender your Common Shares or ADSs as soon as possible before the relevant expiration date.

If you have any questions regarding the ROC Offer, please contact the ROC Offer tender agent, KGI Securities Co. Ltd., at the tender offer hotline: +886-2-2389-2999 (securities agency department), or visit KGI Securities Co. Ltd.’s website: http://www.kgiworld.com.tw/.

If you have any questions regarding the U.S. Offer, please contact the information agent for the U.S. Offer, MacKenzie Partners, Inc., at +1 (800) 322-2885 (toll-free) (for holders in the U.S. and Canada) or +1 (212) 929-5500 (call collect) (for holders in other countries), to obtain free of charge the tender offer statement and related materials.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Statements included in this communication that are not historical facts are forward-looking statements. Forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, results could be materially adversely affected. The risks and uncertainties include, but are not limited to: the risk that the recently announced tender offer to acquire Common Shares or ADSs of SPIL may not be consummated, or may not be consummated in a timely manner; uncertainties as to how many holders of common shares and ADSs will tender their common shares and ADSs and whether the purchase of common shares and ADSs could adversely affect the liquidity and market value of the remaining common shares and ADSs held by the public; the possibility that competing offers will be made; the risk that shareholder litigation in connection with the tender offer may result in significant costs of defense, indemnification and liability; the possible effects of disruption on ASE’s business, including increased costs and diversion of management time and resources, making it more difficult to maintain relationships with employees, customers, vendors and other business partners; and other risks and uncertainties detailed from time to time in ASE’s filings with the Securities and Exchange Commission (the “SEC”), including its most recent Annual Report on Form 20-F.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

This communication is for informational purposes only and does not constitute either an offer to purchase or a solicitation of an offer to sell securities of SPIL. ASE filed a tender offer statement on Schedule TO with the SEC on August 24, 2015 (as from time to time amended and supplemented, the “Schedule TO”). The offer to purchase common shares held by U.S. holders (within the meaning of Rule 14d-1(d) under the Securities Exchange Act of 1934, as amended, which defines a U.S. holder as “any security holder resident in the United States”) and ADSs is only being made pursuant to the amended and restated offer to purchase, the amended and restated ADS letter of transmittal, the common share form of acceptance and related materials filed with the SEC by ASE as a part of its Schedule TO. Investors and security holders are urged to read the Schedule TO (including the amended and restated offer to purchase, the amended and restated ADS letter of transmittal, the common share form of acceptance and related materials), as it may be amended from time to time, because it contains important information about the tender offer, including its terms and conditions, and should be read carefully before any decision is made with respect to the tender offer. Investors and security holders may obtain free copies of these statements and other materials filed with the SEC at the website maintained by the SEC at www.sec.gov, or by directing requests for such materials to MacKenzie Partners, Inc., the U.S. Information Agent for the US Offer, at +1 (800) 322-2885 (toll-free) (for holders in the U.S. and Canada) or +1 (212) 929-5500 (call collect) (for holders in other countries). Copies of these materials and any documentation relating to the tender offer are not being, and must not be, directly or indirectly, mailed or otherwise forwarded, distributed or sent in, into or from any jurisdiction where to do so would be unlawful.